                                                                     EXHIBIT 5.1

                       [HAYNES AND BOONE, LLP LETTERHEAD]

October 31, 2001


DevX Energy, Inc.
13760 Noel Road, Suite 1030
Dallas, Texas 75240-7336

Re: Registration Statement on Form S-8 of 1,392,565 shares of Common Stock, par value $.234 per share, of DevX Energy, Inc. ("Common Stock")


Gentlemen:

We have acted as special counsel to DevX Energy, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 1,392,565 shares of Common Stock, par value $0.234 per share (the "Common Stock"), of the Company that may be issued pursuant to the DevX Energy, Inc. Amended and Restated Incentive Equity Plan (the "Incentive Equity Plan"), the DevX Energy, Inc. Amended and Restated Directors' Nonqualified Stock Option Plan (the "Stock Option Plan") (together with the Incentive Equity Plan, the "Plans"); the DevX Energy, Inc. Warrant for Edward J. Munden and the DevX Energy, Inc. Warrant for Brian J. Barr (together, the "Warrants"). The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the General Corporation Law of the State of Delaware.

In connection therewith, we have examined (i) the Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Amended and Restated Bylaws (the "Bylaws") of the Company, (ii) the instruments governing the Plans and the Warrants, (iii) minutes and records of the corporate proceedings of the Company with respect to the adoption of the Plans and the Warrants and the granting of awards thereunder, and (iv) such other documents as we have deemed necessary for the expression of the opinion contained herein.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that the exercise prices of all stock options that may be granted under the Plans and the Warrants will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, Bylaws, the Plans, the Warrants, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon the forgoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 1,392,565 shares of Common Stock covered by the Registration Statement

DevX Energy, Inc.
October 31, 2001
Page - 2 -


which may be issued from time to time in accordance with the terms of the Plans and the Warrants have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Plans and the Warrants and any related option or other applicable agreements, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours

/s/ Haynes and Boone, LLP


Haynes and Boone, LLP